Exhibit 99.2

         Priceline.com (ticker: pcln, exchange: NASDAQ) News Release - Friday, June 30, 2000

           DELTA AIR LINES EXCHANGES COMMON STOCK FOR CONVERTIBLE
                     PREFERRED STOCK IN PRICELINE.COM.

NORWALK, Conn.--(BUSINESS WIRE)--June 30, 2000-- Priceline.com (Nasdaq:PCLN) said today that Delta Air Lines, Inc. had exchanged 6.0 million shares of priceline.com common stock held by Delta for 6.0 million shares of convertible preferred stock of pricleline.com. The exchange was part of a November 1999 agreement between Delta and priceline.com. The newly issued convertible preferred shares pay dividends in common stock at a rate of 8 per cent per annum starting from April 1, 2000. Dividends on the preferred stock are payable semi-annually on October 1st and April 1st of each year, beginning October 1, 2000. Priceline.com may, at its option, redeem the preferred stock after April 1, 2003 at $59.93 per share in cash, plus accrued but unpaid dividends. The preferred stock is subject to mandatory redemption on April 1, 2010. The preferred stock is convertible into shares of priceline.com common stock on a one-for-one basis at any time prior to redemption, subject to customary anti-dilution adjustments.

For press information, contact:

Brian Ex at priceline.com 01-203-299-8167
     (brian.ek@priceline.com)

Mike Darcy at priceline.com 01-203-299-8168
     (mike.darcy@priceline.com)

Information about forward looking statements

This press release may contain forward-looking statements. Expressions of future goals and similar expressions including, without limitation, "may, " "will," "should," "could," "expects," "does not currently expect," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," reflecting something other than historical fact are intended to identify forward-looking statements. The following factors, among others, could cause priceline.com's actual results to differ materially from those described in the forward-looking statements: inability to successfully expand priceline.com's business model both horizontally and geographically; management of priceline.com's rapid growth; adverse changes in priceline.com's relationships with airlines and other product and service providers; systems-related failures; priceline.com's ability to protect its intellectual property rights; the effects of increased competition; anticipated losses by priceline.com and its licensees; legal and regulatory risks and the ability to attract and retain qualified personnel. For a detailed discussion of these and other factors that could cause priceline.com's actual results to differ materially from those described in the forward-looking statements, please refer to priceline.com's most recent Form 10-Q and Form 10-K filings with the Securities and Exchange Commission.